AFBI Selected Data COMPANY HIGHLIGHTS $872.6 million in assets $692.6 million in loans $689.7 million in deposits 3.5% growth in assets 5.0% growth in loans 2.3% growth in deposits As of 2024 Q2 YTD 2024

AFBI Selected Data COMPANY HIGHLIGHTS $29.4 million in NOO office loans 46% avg LTV on NOO office loans 36% DDA/Total Deposits $1.0 million in Q2 2024 earnings 15.4% uninsured deposits approximately $0.16 Diluted Earnings per Share

AFBI Selected Data Tangible Book Value Calculation Tangible Equity Shares Outstanding Tangible Book Value Ending balance December 31, 2023 $103,150 6,417 $16.08 Stock Activity 746 Unearned stock comp change 105 AOCI Change 331 Effect of goodwill and other intangibles 96 Net earnings before stock compensation 2,995 Stock Compensation, net of taxes (629) Ending balance June 30, 2024 $106,794 6,417 $16.64 (in thousands, including shares, except for tangible book value) * See Non-GAAP Reconciliation

AFBI Selected Data Loan Composition as of June 30, 2024

AFBI Selected Data Deposit Composition as of June 30, 2024

AFBI Selected Deposit Data DEPOSITS * All deposits are held at Affinity Bank and include the Company’s own funds. Estimated uninsured deposits are approximately $106.3 million or 15.4% of total deposits.* Consumer deposits total $24.4 million or 23.0% of estimated uninsured deposits. Business deposits total $81.9 million or 77.0% of estimated uninsured deposits. Demand deposits represent 36% of total deposits. Consumer and Business demand deposits each represent approximately 45% and 55% of total demand deposits. Dental deposits total $110.1 million and represent 15.9% of total deposits. Cost of Funds – 2.47% 2Q24, 2.42% 1Q24, and 2.36% 4Q23

AFBI Share Information NON-GAAP RECONCILIATION